Exhibit 10.02

UNDER ARMOUR, INC.

2006 NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNIT PLAN

WHEREAS, the Board has approved the Under Armour, Inc. 2006 Non-Employee Director Compensation Plan (which has been amended and restated as the 2010 Non-Employee Director Compensation Plan), as the same may be amended from time to time (the “Director Compensation Plan”) which provides for the establishment of this 2006 Non-Employee Director Deferred Stock Unit Plan, pursuant to which certain payments and awards under the Director Compensation Plan may or will be deferred;

WHEREAS, the Board has now determined the terms and conditions of the 2006 Non-Employee Director Deferred Stock Unit Plan (the “Plan”) and wishes to formally establish the Plan;

NOW, THEREFORE, the Company through this instrument establishes the Under Armour, Inc. 2006 Non-Employee Deferred Stock Unit Plan, in accordance with the terms as set forth herein.

Section 1     Purpose, Definitions and Effective Date

1.1	Purpose

The purpose of the Plan is to provide Non-Employee Directors with an opportunity to defer certain compensation under the Director Compensation Plan. The Plan is intended to be an unfunded “top hat” plan for all purposes under the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2	Definitions

Wherever used in the Plan, unless otherwise defined herein, all terms shall have the meaning given to them in the Director Compensation Plan.

1.3	Effective Date

The Effective Date of the Plan is May 31, 2006.

Section 2     Eligibility

Each Non-Employee Director shall be eligible to participate in the Plan in accordance with its terms as of the first to occur of the Effective Date or the date he or she first begins service as a Board member.

Section 3     Deferred Stock Units

3.1	Deferred Stock Unit Awards

(a)	Account. The Company shall establish a bookkeeping account for each Non-Employee Director. The bookkeeping account for each Non-Employee Director shall be credited as DSUs in accordance with this Section 3.

(b)	Initial DSU Awards. The bookkeeping account of each Non-Employee Director who receives an Initial Restricted Stock Unit grant pursuant to Section 4.1 of the Director Compensation Plan shall be automatically credited with a number of DSUs equal to the number of RSUs that vest in accordance with Section 4.1 of the Director Compensation Plan. The date such RSUs are credited to this Plan shall be on the date they vest under the Director Compensation Plan.

(c)	Annual DSU Awards. At the close of business on the date of the Company’s annual shareholder meeting, the bookkeeping account of each Non-Employee Director shall be automatically credited with a number of DSUs equal to the number of RSUs that vest as of such meeting with respect to each Non-Employee Director, in accordance with Section 4.2 of the Director Compensation Plan.

(d)	Deferral of Annual Retainer Fees and Committee Chair Fees.

(i)	Each Non-Employee Director may, by completing, signing and filing with the Company a deferral election form substantially in the form set out as Exhibit A, irrevocably elect to have all of his or her Annual Retainer Fees and/or all of his Committee Chair Fees payable in accordance with Sections 3.1 and 3.3 of the Director Compensation Plan, respectively, deferred as DSUs under this Plan and credited to a bookkeeping account in accordance with the terms and conditions of the Plan.

(ii)	Elections with respect to only part of either the Annual Retainer Fees or part of the Committee Chair Fees for any Plan Year are not permitted. Meeting fees and reimbursement of expenses associated with attending meetings of the Board or committees of the Board may not be deferred.

(iii)	Any election by a Non-Employee Director to defer compensation pursuant to the Plan shall be irrevocable from and after the date on which such election form is filed with the Company, and shall be effective only with respect to fees for services performed after the Plan Year in which date the form is filed except as provided in (iv) below.

(iv)	In general, elections to defer must be made prior to the start of any Plan Year in which the deferred amounts are earned; except that the following rules shall apply:

(A)	For deferrals for the first Plan Year commencing on May 31, 2006, elections to defer Annual Retainer Fees and Committee Chair Fees must be made on or before June 30, 2006 and such election shall apply to fees for services performed after the date the form is filed;

(B)	For deferrals by Non-Employee Directors first appointed or nominated to the Board after the Effective Date, deferral elections for the first year of Board service must be made within 30 days of the date he or she first begins service as a Board member and such election shall apply to fees for services performed after the date the form is filed;

(C)	Any deferral election shall continue in effect until the Company is notified in writing by the Non-Employee Director prior to the end of any Plan Year that he or she wishes to terminate or modify such election for fees for services performed in the next Plan Year.

3.2	Vesting.

All DSUs under this Plan shall be 100% vested as of the day credited to the Plan.

Section 4     Settlement of DSUs

4.1    Form of Settlement. DSUs under this Plan shall be distributed in the form of whole shares of Company Class A common stock, in an amount equivalent to that credited to the Plan under Section 3, with fractional shares paid in cash.

4.2    Time of Settlement. Shares of Company common stock (and cash for fractional shares) distributable pursuant to Section 4.1 shall be distributed to the Non-Employee Director (or his or her beneficiary) on the first to occur of the following:

(i)	The date that is six (6) months from the date the Non-Employee Director Separates from Service with the Board;

(ii)	The death of the Non-Employee Director; or

(iii)	The Disability of the Non-Employee Director.

Section 5     General

5.1    Credits to Accounts. The Company shall not be required to fund or otherwise segregate assets to be used for settlement of DSUs pursuant to the Plan. All credited amounts hereunder shall remain the assets of the Company subject to the claims of its general creditors. Any distribution hereunder shall be considered payment by the Company and shall discharge the Company of any further liability under the Plan.

5.2    Effective Date; Termination. This Plan shall be effective as of the Effective Date. The Board may terminate this Plan at any time. Termination of this Plan shall not affect the settlement of any amounts credited to accounts before such termination.

5.3    Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirements of applicable law, rule or regulation. No amendment may impair the rights of a Participant to payment from his or her account hereunder without his or her written consent.

5.4    Non-Transferability of Benefits. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Board, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Board may deem proper.

5.5    Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Company common stock other than a regular cash dividend, the number of DSUs credited to each account under the Plan and the securities with respect to which DSUs relate shall be appropriately adjusted by the Board. The decision of the Board regarding any such adjustment shall be final, binding and conclusive.

5.6    Compliance With Section 409A of Code. This Plan is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly.

5.7    Governing Law. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of Maryland and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.8	Administration

The Board shall have complete discretionary authority and power to (i) construe, interpret and administer the Plan and any agreement or instrument entered into under the Plan, (ii) establish, amend and rescind any rules and regulations relating to the Plan, (iii) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. No member of the Board shall be liable for any action or determination made in good faith. Any decision of the Board with respect to the administration and interpretation of the Plan shall be binding, final and conclusive. Notwithstanding the foregoing, no Board member shall have any authority with respect to interpretations or administration of the Plan with respect to his or her individual account hereunder.

Exhibit A

ELECTION TO DEFER ANNUAL RETAINER & COMMITTEE CHAIR FEES

I,                                              , hereby elect to defer Annual Retainer and/or Committee Chair Fees (as indicated below) that may become payable to me after the date of this election, under the Under Armour, Inc. 2006 Non-Employee Director Compensation Plan (the “Compensation Plan”), in accordance with Section 3.1(d) of the Under Armour, Inc. 2006 Non-Employee Director Deferred Stock Unit Pan (the “Plan”).

I elect to defer:

☐        100% of the Annual Retainer Fees payable to me pursuant to Section 3.1 of the Compensation Plan for services performed after the Plan Year in which this election is made, unless I am a new director, in which case the election applies for services performed after the date this election is filed.

☐        100% of Committee Chair Fees payable to me pursuant to Section 3.3 of the Compensation Plan for services performed after the Plan Year in which this election is made, unless I am a new director, in which case the election applies for services performed after the date this election is filed.

In making the foregoing election, I certify that I understand that:

•	Any amounts deferred are payable to me only as described in Section 4 of the Plan and shall not be distributable other than as indicated therein.

•

My election shall remain in effect and apply to all amount of Annual Retainer Fee or Committee Chair Fees, as the case may be, earned and payable to me for the Plan Year for which such election is made in accordance with Section 3.1(d) of the Plan, and shall remain in effect for each subsequent Plan Year, unless I advise the Company in writing that I wish to terminate such election on or before the last day of the Plan Year preceding the Plan Year for which I would like such termination to apply.

•

Defined terms in this Election Form have the meaning given them in the Plan or Compensation Plan. I have read and understand the Plan and the Compensation Plan and I have consulted with my own legal or tax advisor before signing this form and am not relying on any representation of the Company in making this election.

Dated: , 20
Name: